Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
SUMITOMO CORPORATION OF AMERICA,
TRACTION ACQUISITION CORP.
and
TBC CORPORATION
Dated as of September 18, 2005

          AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 18, 2005, by and among Sumitomo Corporation of America, a New York corporation (“Parent”), Traction Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and TBC Corporation, a Delaware corporation (the “Company”).
          WHEREAS, the Board of Directors of Parent and the Board of Directors of the Company each have determined that an acquisition of the Company by Parent is in the best interests of their respective companies and stockholders and, accordingly, have each agreed to consummate the merger of Merger Sub with and into the Company, wherein each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (as defined below), other than shares held in the Company’s treasury, shares held by any Subsidiary (as defined below) of the Company and shares of Company Common Stock held by Parent, Merger Sub or any other Subsidiary of Parent, shall be converted into the right to receive $35.00 per share in cash, without any interest thereon and subject to applicable withholding Tax, on the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          Capitalized and certain other terms used in this Agreement have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.
          “Acquisition Agreement” shall have the meaning set forth in Section 6.2(b).
          “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
          “Agreement” shall have the meaning set forth in the Preamble hereto.
          “Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.4.

          “Benefit Plan” shall mean all Pension Plans, Welfare Plans and any other plan, fund, program, arrangement or agreement (including any employment or consulting agreement) to provide medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits that have been maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries and with respect to which there is any current liability (contingent or otherwise).
          “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in such State are authorized or required by Law or other governmental action to close.
          “Certificate of Merger” shall have the meaning set forth in Section 2.3.
          “Claim” means any suit, arbitration, claim, demand, investigation, proceeding, action, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.
          “Closing” shall have the meaning set forth in Section 2.2.
          “Closing Date” shall have the meaning set forth in Section 2.2.
          “Code” shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.
          “Company” shall have the meaning set forth in the Preamble hereto.
          “Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.2(b).
          “Company Certificate” shall have the meaning set forth in Section 3.1(c).
          “Company Contracts” shall have the meaning set forth in Section 4.11(a).
          “Company Disclosure Schedule” shall have the meaning set forth in Article IV.
          “Company Employees” shall have the meaning set forth in Section 6.13(a).
          “Company Expense Reimbursement Amount” shall have the meaning set forth in Section 8.4(b).

          “Company Filed SEC Documents” shall have the meaning set forth in Section 4.7.
          “Company Indemnity Agreements” shall have the meaning set forth in Section 6.7(a).
          “Company Intellectual Property” shall have the meaning set forth in Section 4.19(a).
          “Company IT Systems” shall have the meaning set forth in Section 4.19(f).
          “Company Joint Venture(s)” shall have the meaning set forth in Section 4.3(d).
          “Company Material Adverse Effect” shall mean an effect, change, fact, event, circumstance or condition which has had, or is reasonably likely to have, together with all similar or related effects, changes, facts, events, circumstances and conditions, a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of the Company and its Subsidiaries taken as a whole or on the ability of the Company and its Subsidiaries to perform their respective obligations hereunder or which would prevent or materially impede, interfere with, hinder or delay consummation of the transactions contemplated hereby; provided, however, that any such effect, change, fact, event, circumstance or condition resulting from or arising out of (i) any change in Law or GAAP that does not have a disproportionate effect on the Company or any of its Subsidiaries, (ii) economic or financial market conditions affecting the U.S. economy generally and that do not have a disproportionate effect on the Company or any of its Subsidiaries, (iii) any change arising out of, or related to, the execution of this Agreement (including the announcement thereof) or in connection with compliance with the terms and conditions hereof or (iv) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that does not have a disproportionate effect on the Company or any of its Subsidiaries, shall not be considered in determining if a Company Material Adverse Effect has occurred.
          “Company Option” shall have the meaning set forth in Section 3.4.
          “Company Permits” shall have the meaning set forth in Section 4.14(a).
          “Company Preferred Shares” shall have the meaning set forth in Section 4.2(a).
          “Company Registered Intellectual Property” shall have the meaning set forth in Section 4.19(a).

          “Company SEC Documents” shall have the meaning set forth in Section 4.6(a).
          “Company Share” shall mean one share of common stock of the Company, par value $0.10 per share.
          “Company Stock Plans” shall have the meaning set forth in Section 3.4.
          “Company Stockholder Approval” shall have the meaning set forth in Section 4.4.
          “Company Stockholder Meeting” shall have the meaning set forth in Section 4.22.
          “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of August 3, 2005, among Parent, Sumitomo Corporation and the Company.
          “Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, agreement (including Franchise agreement), contract, arrangement, understanding or other instrument or obligation.
          “Controlled Group Liability” shall have the meaning set forth in Section 4.9(e).
          “Current Benefit Plan” shall have the meaning set forth in Section 4.9(a).
          “Debt Securities” shall mean any registered or unregistered bond, note, debenture or similar instrument, or series thereof, having a maturity date more than twelve (12) months after the date hereof and an aggregate principal amount equal to or in excess of five million dollars ($5,000,000).
          “Dissenting Shares” shall have the meaning set forth in Section 3.1(e).
          “D&O Insurance” shall have the meaning set forth in Section 6.7(b).
          “DGCL” shall mean the Delaware General Corporation Law.
          “Effective Time” shall have the meaning set forth in Section 2.3.
          “Environmental Claim” shall mean any Claim by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, Release or threatened Release, of any Hazardous Substance at any location, whether or not owned or operated by the Company or any Company Subsidiary or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of a Hazardous Substance.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Existing Credit Agreement” means the Credit Agreement dated as of June 17, 2005, among the Company, TBC Private Brands, Inc., the lenders party thereto, First Tennessee Bank National Association and JPMorgan Chase Bank, N.A.
          “Franchise” means all franchise agreements, license agreements, multi-unit development agreements, sub-license agreements and similar governing agreements, instruments and resolutions that are necessary or required to operate retail stores selling and servicing tires and related automotive products under the brand name “Big O”.
          “Franchisee” means any franchisee, licensee, multi-unit developer or sub-licensee counterparty of the Company or any of its Subsidiaries to a franchise, license or sub-license Contract, pursuant to which such Person operates a retail store selling and servicing tires and related automotive products under the brand name “Big O” pursuant to a grant from the Company or such Subsidiary.
          “Fund” shall have the meaning set forth in Section 3.2(a).
          “GAAP” shall mean United States generally accepted accounting principles.
          “Governmental Entity” shall mean any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign.
          “Hazardous Substance” shall mean, pollutants, contaminants, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold or any other compound, element, material of substance in any form (including products) regulated, restricted or addressed by or under any applicable Environmental Law.

          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indemnified Parties” shall have the meaning set forth in Section 6.7(a).
          “IP Contracts” shall have the meaning set forth in Section 4.19(a).
          “IRS” shall mean the Internal Revenue Service.
          “Knowledge” or any similar formulation of knowledge shall mean (i) in the case of the Company, the actual knowledge of the persons listed in Schedule I.A or (ii) in the case of Parent, the actual knowledge of the executive officers of Parent.
          “Law” shall mean any statute, law (including common law), ordinance, rule, regulation or other requirement of any Governmental Entity.
          “Leased Premises” shall have the meaning set forth in Section 4.25(a).
          “Letter of Transmittal” shall have the meaning set forth in Section 3.2(b).
          “Liens” shall mean, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, encumbrances and security interests of any kind or nature.
          “Material Unregistered IP Rights” shall have the meaning set forth in Section 4.19(a).
          “Merger” shall have the meaning set forth in Section 2.1.
          “Merger Consideration” shall have the meaning set forth in Section 3.1(c).
          “Merger Sub” shall have the meaning set forth in the Preamble hereto.
          “Multiemployer Plan” shall have the meaning set forth in Section 4.9(d).
          “Non-Competition Agreement” shall mean a Contract that prohibits or restricts the ability of the Company or any of its Subsidiaries to operate in any geographical area or compete or operate in any line of business in which the Company or such Subsidiary, as applicable, presently is engaged in a manner that is material to the Company and its Subsidiaries taken as a whole.
          “Note Agreements” shall have the meaning set forth in Section 6.14(a).
          “Notes” shall have the meaning set forth in Section 6.14(a).
          “Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.2(b).

          “Order” shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.
          “Parent” shall have the meaning set forth in the Preamble hereto.
          “Parent Disclosure Schedule” shall have the meaning set forth in Article V.
          “Parent Material Adverse Effect” shall mean a fact, event or circumstance which would prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby.
          “Paying Agent” shall have the meaning set forth in Section 3.2(a).
          “PBGC” shall have the meaning set forth in Section 4.9(c).
          “Pension Plans” shall mean “employee pension benefit plans” (as defined in Section 3(2) of ERISA).
          “Permitted Liens” shall have the meaning set forth in Section 4.25(a).
          “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.
          “Proxy Statement” shall have the meaning set forth in Section 6.3(b).
          “Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.
          “Representatives” shall have the meaning set forth in Section 6.2(a).
          “Rights Agreement” shall have the meaning set forth in Section 4.18.
          “Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.14(c).
          “SEC” shall mean the United States Securities and Exchange Commission or the staff thereof.
          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Short Period” means any Taxable Period that ends on the Closing Date.
          “Subsidiary” of any Person shall mean (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such

Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and has the power to direct the policies management and affairs thereof.
          “Superior Proposal” shall mean a bona fide written Takeover Proposal (except that references in the definition of “Takeover Proposal” to “10%” should be replaced by “50%”), on terms which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and taking into account all of the terms and conditions of the Takeover Proposal and this Agreement deemed relevant by the Board, including any termination or break-up fees, conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Takeover Proposal, and taking into account all legal, financial, regulatory and other aspects of the proposal) are more favorable to the persons to whom it owes fiduciary duties under applicable Law than the Merger.
          “Surviving Corporation” shall have the meaning set forth in Section 2.1.
          “Takeover Proposal” shall mean any offer or proposal, or any indication of interest from any Person or group relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Company or its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of the voting power of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of the voting power of the Company or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
          “Tax Return” shall mean any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing authority in connection with any Tax (including estimated Taxes), and shall include any amendment to any of the foregoing.
          “Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; for example, a quarter or a Short Period) with respect to which any Tax may be imposed under any applicable Law.

          “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including taxes that are based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, alternative or add-on minimum, severance, capital stock, premium, registration, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, estimated, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and including any liability for Taxes as a transferee or successor, by Contract or otherwise.
          “Termination Date” shall have the meaning set forth in Section 8.1(b)(ii).
          “Termination Fee” shall have the meaning set forth in Section 8.4(a).
          “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.
          “Welfare Plans” shall mean “employee welfare benefit plans” (as defined in Section 3(1) of ERISA).
ARTICLE II
THE MERGER
          Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the terms of this Agreement (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”) with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger.
          Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, at 10:00 a.m., New York City time, no later than the second (2nd) Business Day following the satisfaction of the conditions set forth in Article VII of this Agreement (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the party or parties for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date, but subject to the satisfaction of such conditions as of the Closing) or (b) at such other place, time and/or date as the parties hereto may otherwise agree in writing. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”
          Section 2.3 Effective Time. If all of the conditions to the Merger set forth in Article VII of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VIII of this Agreement, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and the terms of this Agreement on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other time as is specified by the parties hereto as the effective time in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          Section 2.4 Certificate of Incorporation and By-Laws.
          (a) The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain only the provisions contained in the certificate of incorporation of Merger Sub immediately prior to the Effective Time, except for Article I thereof, which shall read “The name of the corporation is TBC Corporation.”
          (b) The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the initial by-laws of the Surviving Corporation.
          Section 2.5 Directors and Officers.
          (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and immediately after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          (b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and immediately after the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III
MERGER CONSIDERATION; CONVERSION OR
CANCELLATION OF SHARES IN THE MERGER
          Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders:
          (a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
          (b) Treasury Stock and Parent Owned Stock. Each Company Share owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto. Each Company Share, if any, held by the Company or any Subsidiary of the Company shall not be affected by the Merger and shall remain outstanding.
          (c) Conversion of Company Shares. Each issued and outstanding Company Share (other than any Company Share to be canceled or to remain outstanding in accordance with Section 3.1(b) of this Agreement and any Dissenting Shares) shall automatically be converted into the right to receive an amount in cash equal to $35.00, without interest thereon (the “Merger Consideration”). All Company Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(c) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented Company Shares (a “Company Certificate”) shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration to be issued in consideration therefor upon the surrender of such Company Certificate.
          (d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Company Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.
          (e) Dissenting Company Shares. Company Shares that have not been voted for adoption of this Agreement and with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws such holder’s demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, but rather, the holder of the Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with

Section 262 of the DGCL. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) the demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and represent the right to receive the Merger Consideration. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Company Shares and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not make any payments with respect to, or compromise or settle any demand for, appraisal without the prior written consent of Parent.
          Section 3.2 Exchange of Company Certificates.
          (a) At the Effective Time, Parent shall deposit or cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Paying Agent”) for exchange and payment in accordance with this Article III, an amount in cash sufficient to deliver the aggregate Merger Consideration in exchange for the Company Certificates (the “Fund”).
          (b) No later than five (5) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Certificates (other than Company Certificates representing Dissenting Shares) that has not previously surrendered his, her or its Company Certificates (i) a letter of transmittal in customary form (the “Letter of Transmittal”), that shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon proper delivery of Company Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for the Merger Consideration (which instructions shall provide that at the election of the surrendering holder, Company Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Company Shares previously represented by such Company Certificate shall have been converted pursuant to Section 3.1 and any Company Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall promptly accept such Company Certificate upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall accrue on the Merger Consideration payable upon the surrender of any Company Certificate for the benefit of, or be paid to, the holders of Company Certificates.
          (c) All Merger Consideration delivered upon the surrender of Company Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Shares theretofore represented by such Company Certificates. Until surrendered as contemplated by this

Section 3.2, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III. No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate.
          (d) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.
          (e) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond or other surety in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made with respect to such Company Certificate and subject to such other reasonable conditions as the Paying Agent may impose, the Paying Agent shall deliver in exchange for such Company Certificate the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III.
          (f) If any payment under this Article III is to be made to a Person other than the Person in whose name any Company Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of Company Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.
          (g) The Paying Agent shall invest any funds held by it for purposes of this Section 3.2 as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. If for any reason (including losses) the cash in the Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Fund in an amount that is equal to the deficiency in the amount of the cash required to fully satisfy such payment obligations.
          (h) Parent, the Company or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the holders of Company Shares such amounts, if any, as are required to be deducted or withheld under any provision of U.S. federal tax Law, or any provision of state, local or foreign tax Law, with respect to the making of such payment. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holders of Company Shares in respect of which such deduction or withholding was made. Nothing contained herein shall require that Parent or any Affiliate thereof make any additional payment to holders of Company Shares as a result of such withholding or deduction.
          (i) None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the cash that has been made available to the Paying Agent pursuant to this Section 3.2 that remains unclaimed by the holder of any Company Certificate six (6) months after the Effective Time, shall be returned to Parent and any such holder who has not exchanged such holder’s Company Certificate prior to such time shall thereafter look only to Parent for any claim for Merger Consideration hereunder.
          Section 3.3 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations, or otherwise, to take, and they will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.
          Section 3.4 Company Stock Options. Upon the Effective Time, each then-outstanding option to purchase Company Shares (a “Company Option”), whether or not vested, granted under the Company’s equity compensation plans (collectively, the “Company Stock Plans”), shall be cancelled and, in exchange therefor, Parent (or, at Parent’s option, Merger Sub) shall pay to each former holder of any such cancelled Company Option as soon as practicable following the Effective Time a cash amount equal to the product of (i) the excess, if any, of the Merger Consideration per Company Share over the exercise price per Company Share and (ii) the number of Company Shares covered by the Company Option, subject to applicable income and employment withholding Taxes; provided that if the exercise price per Company Share of any such Company Option is equal to or greater than the Merger Consideration per Company Share, such Company Option shall be cancelled without any cash payment being made in respect thereof. All restricted stock grants of Company Shares shall vest immediately prior to the Effective Time. The Company shall take all reasonable actions necessary to effectuate the provisions of this Section 3.4, including obtaining the consent of the optionholders to the cancellation of their respective Company Options in accordance with this Section 3.4; provided that the Company may not provide any consideration to any optionholder to obtain their consent other than as provided in this Section 3.4.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood that disclosure in one section shall also apply to other sections to the extent it is reasonably apparent from the face of the disclosure that such disclosure would also apply to such other sections), the Company represents and warrants to Parent and Merger Sub as follows:
          Section 4.1 Organization. The Company (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified and licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or license necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of its certificate of incorporation and by-laws and all the amendments thereto, as currently in effect. The Company is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation or its by-laws, as in effect on the date of this Agreement.
          Section 4.2 Capitalization.
          (a) The authorized capital stock of the Company consists of 50,000,000 Company Shares and 2,500,000 shares of preferred stock, $0.10 par value per share, of the Company (“Company Preferred Shares”). As of September 15, 2005, (i) 22,479,860 Company Shares (excluding treasury shares but including 14,016 shares of restricted stock which are cancelled upon the exercise of associated tandem options), including the rights issued pursuant to the Rights Agreement, were issued and outstanding, (ii) no Company Shares were held by the Company in its treasury, (iii) no Company Preferred Shares were issued and outstanding and (iv) Company Options to acquire 2,380,578 shares of Company Shares were outstanding. No shares of capital stock of the Company are owned by any Subsidiary of the Company, and no shares of capital stock of the Company are held by the Company as treasury stock. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except (A) as set forth above, (B) as may result from the exercise of Company Options after September 15, 2005 and prior to the consummation of the Merger or (C) for the issuance of Company Options pursuant to reloads under existing Company Option grants outstanding as of the date of this Agreement, there are no outstanding (i) shares of capital stock, or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, or voting securities of, or ownership interests in, the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any Subsidiary of the Company, or obligations of the Company or any Subsidiary of the Company to issue any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, the Company, or obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company, or to vote or to dispose of any shares of capital stock of the Company.
          (b) Section 4.2(b) of the Company Disclosure Schedule lists (i) each Company Option outstanding as of the date hereof, the number of Company Shares issuable thereunder, the vesting schedule, the expiration date and the exercise price thereof and (ii) all restricted stock grants of Company Shares outstanding as of the date hereof.
          (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries. Neither any agreement or other document to which the Company or any of its Subsidiaries is a party, nor, to the Company’s Knowledge any other agreement or other document grants or imposes on any shares of the capital stock of the Company any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal), except as expressly set forth in the certificate of incorporation and bylaws of the Company.
          Section 4.3 Subsidiaries.
          (a) Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company (a) has all powers and authority to own, lease and operate its assets and to carry on its business as now conducted and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or license necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary, and all the amendments thereto, as currently in effect.
          (b) All of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company are validly issued and are fully paid and nonassessable and free of preemptive or similar rights. All of the outstanding capital stock or securities of, or other ownership interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the stock or other ownership interests). Except as set forth above, there are no outstanding (i) shares of capital stock or voting securities or other ownership interests of any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in any Subsidiary of the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company, or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Subsidiary of the Company, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Subsidiary of the Company.
          (c) Section 4.3(c) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company and (ii) its jurisdiction of incorporation or organization.
          (d) Section 4.3(d)(i) of the Company Disclosure Schedule sets forth the name and jurisdiction of each Person that is not a Subsidiary of the Company but in which the Company, directly or indirectly, holds any capital stock or any equity or other ownership interest (each, a “Company Joint Venture” and collectively, the “Company Joint Ventures”). Except as set forth in Section 4.3(d)(ii) of the Company Disclosure Schedule, all of the Company’s interests in the Company Joint Ventures are owned, directly or indirectly, by the Company or by one or more of its Subsidiaries, in each case free and clear of all Liens. Except as set forth in Section 4.3(d)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has a contractual obligation, contingent or otherwise, to fund or participate in the debts of any Company Joint Venture.
          Section 4.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Company Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due execution by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          Section 4.5 Consents and Approvals; No Violations.
          (a) The execution, delivery and performance by the Company of this Agreement do not, and consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) the filings required under the HSR Act and filings required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters, (iii) as required to comply with any applicable requirements of the Securities Act, the Exchange Act, the Federal Trade Commission’s Franchise Rule, Nasdaq Stock Market, Inc.’s National Market and state securities and “blue sky” laws and (iv) such filings, registrations, notifications, authorizations, permits, consents, approvals or actions the failure of which to be made or obtained would not be material to the Company and its Subsidiaries taken as a whole.
          (b) Subject to the adoption of this Agreement by the holders of a majority of the outstanding Company Shares, the execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any breach of, any provision of the certificate of incorporation or by-laws of the Company or any similar organizational documents of any of its Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right (by any party other than the Company or any Subsidiary of the Company) of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) assuming that the consents and approvals referred to in Section 4.5(a) are duly obtained, violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets which violation would be material to the Company and its Subsidiaries taken as a whole, except, in the case of clause (ii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.
          Section 4.6 SEC Reports and Financial Statements.
          (a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). The Company SEC Documents, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the Nasdaq Stock Market, Inc.’s National Market or any national stock exchange.
          (b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented (including with respect to material accounts receivable, product returns and warranties and inventory owned by the Company), in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount), the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended. Since January 1, 2003, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.
          (c) The Company has made available to Parent a complete and correct copy of any amendments or modifications, which, as of the date hereof, are required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC since January 1, 2003 pursuant to the Exchange Act and (ii) the Company Filed SEC Documents themselves and, reasonably promptly following the execution of any such amendments or modifications, will make available to Parent (including via EDGAR) any such amendments or modifications entered into after the date hereof and so required to be filed. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company Filed SEC Documents (and will timely respond to any comment letters to the staff of the SEC relating to any Company SEC Documents filed after the date hereof, subject to Section 6.3 hereof), and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2003 and prior to the date hereof and will, promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof. To the Company’s Knowledge, none of the Company Filed SEC Documents is the subject of ongoing SEC review.
          Section 4.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents publicly available prior to the date of this Agreement (the “Company Filed SEC Documents”), since December 31, 2004 (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, (b) there has not been any event or events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any Subsidiary has taken any action which, if such action were to be taken after the date of this Agreement, would be prohibited by Sections 6.1(a)(i) and (ii), (d), (e), (j) and (o) hereof.
          Section 4.8 No Undisclosed Liabilities. Except as and to the extent disclosed in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (including any Debt Securities), whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than liabilities or obligations (i) in the amounts reflected on or reserved against in the Company’s consolidated balance sheet as of June 30, 2005 included in the Company’s financial statements or (ii) that are incurred in the ordinary course of business since June 30, 2005.
          Section 4.9 Benefit Plans; Employees and Employment Practices.
          (a) Section 4.9(a) of the Company Disclosure Schedule contains a list of all material Benefit Plans currently maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries (the “Current Benefit Plans”). The Company has delivered or made available to Parent true, complete and correct copies of, where applicable (i) each Current Benefit Plan, including all amendments thereto (or, in the case of any unwritten Current Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Current Benefit Plan (if any such report was required) with all required attachments, (iii) the most recent summary plan description and all subsequent summaries of material modifications for each Current Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity Contract relating to any Current Benefit Plan, (v) the most recent determination or opinion letter from the IRS, if any, and (vi) copies of the actuarial reports, if required under ERISA, with respect to each Current Benefit Plan for the last three (3) plan years ending prior to the date of this Agreement. Each Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in material compliance with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no amendments to any Current Benefit Plan (or the establishment of any new Benefit Plan) that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken or committed to make any such amendments or to adopt or approve any new plans in each case that would materially increase the costs to the Company, except as set forth on Section 4.9(a) of the Company Disclosure Schedule.
          (b) All Pension Plans intended to be tax-qualified under Section 401(a) of the Code have either been established on a plan document that has been preapproved by the Internal Revenue Service (such as a master or prototype or a volume submitter document) or are the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualification of any Pension Plan or the related trust.
          (c) Except as set forth on Section 4.9(c) of the Company Disclosure Schedule, with respect to each Pension Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any “accumulated funding deficiency” within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Pension Plan equals or exceeds the actuarial present value of all accrued benefits under such Pension Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred in the past year; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full when due; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries or ERISA Affiliates; (vi) the PBGC has not instituted proceedings to terminate any such Pension Plan and, to the Company’s Knowledge, no condition exists that presents a material risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan except to the extent there would be no material liability upon termination of such Pension Plan and (vii) no Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any Pension Plan.

          (d) No Benefit Plan is a Multiemployer Plan. “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
          (e) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any material Controlled Group Liability that would be a liability of the Surviving Corporation following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. For purposes hereof, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (iii) under Section 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
          (f) Except as set forth on Section 4.9(f) of the Company Disclosure Schedule, with respect to any Welfare Plan, (i) no such Welfare Plan is funded through a “welfare benefits fund”, as such term is defined in Section 419(e) of the Code and (ii) each such Welfare Plan that is a “group health plan”, as such term is defined in Section 5000(b)(1) of the Code that is maintained by a ERISA Affiliate is in material compliance with the applicable requirements of Section 4980B(f) of the Code.
          (g) Except as set forth on Section 4.9(g) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, nor any Person acting on behalf of the Company or its Subsidiaries has made or entered into any legally binding commitment (including loans) with, any current or former directors, officers, employees, consultants or independent contractors of the Company, any of its Subsidiaries or of any ERISA Affiliate to the effect that, following the date hereof, (i) any benefits or compensation provided to such persons under existing Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any plans or arrangements provided by Parent will be made available to such employees or (v) any trusts or other funding mechanisms will be required to be funded.
          (h) Neither the Company, its Subsidiaries or any ERISA Affiliate has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans other than Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any other applicable Law.
          (i) All contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under Law, Contract or otherwise have been made in full and on a timely basis or are reflected on the Company’s consolidated financial statements in accordance with GAAP. All material administrative costs attributable to Benefit Plans have been paid when due.

          (j) No Pension Plan or Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exemption is not available, in each case that could reasonably be expected to result in a material liability to the Company.
          (k) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits, in each case that could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
          (l) Except as set forth on Section 4.9(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
          Section 4.10 Employment/Labor.
          (a) The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations, material grievances or other labor disputes pending or, to the Company’s Knowledge, threatened between the Company or its Subsidiaries and any representatives of any of their employees or affecting the Company or its Subsidiaries, in each case that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. As of the date hereof, no labor union or labor organization of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries, nor their respective employees, agents or representatives, has committed an unfair labor practice that could reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor its Subsidiaries is the subject of any proceeding asserting that any of them has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment and (ii) there are no pending or, to the Company’s Knowledge, threatened complaints, charges or claims against the Company or any of its Subsidiaries brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by the Company or any of its Subsidiaries or, relating to the employees or other persons providing services to or on behalf of the Company or any of its Subsidiaries.
          (b) The Company and its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such Laws and Orders relating to discrimination, civil rights, safety and health, workers’ compensation, wages, hours, employment standards, including the WARN Act, the California WARN Act (California Labor Code Section 1400, et seq.), Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA and Family and Medical Leave Act except, in each case, as would not be material to the Company and its Subsidiaries taken as a whole.
          (c) The Company and each Subsidiary has, in all material respects, properly classified the employment or other service status of all employees and other persons providing services to or on behalf of the Company or any of its Subsidiaries for purposes of (i) all applicable Laws and Orders, (ii) the terms or tax qualification requirements of any Benefit Plan or other benefit arrangement and (iii) the collection and payment of withholding and/or social security Taxes and any similar Tax except, in each case, to the extent that failure so to properly classify would not be material to the Company and its Subsidiaries taken as a whole.
          Section 4.11 Contracts.
          (a) As of the date hereof, all of the Contracts described in Item 601(b)(10) of Regulation S-K or the rules promulgated under the Securities Act to which the Company or its Subsidiaries is a party (such Contracts, the “Company Contracts”) have been filed as exhibits to, or incorporated by reference in, the Company Filed SEC Documents. Except as disclosed in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries, or, to the Company’s Knowledge, any other party, (i) is in violation or breach of or in default under (nor does there exist, to the Company’s Knowledge, any condition which, together with the passage of time or the giving of notice, would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under) any Company Contract or (ii) has otherwise failed to exercise an option under any Company Contract which may adversely impact the

Company’s or any of its Subsidiaries’ rights under a Company Contract, except in the case of clauses (i) and (ii) as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no other party to any Company Contract has alleged that the Company or any Subsidiary is in violation or breach of or in default under any such Company Contract or has notified the Company or any Subsidiary of an intention to modify any material terms of or not to renew any such Company Contract. Since June 30, 2005, neither the Company nor any of its Subsidiaries has released or waived any material right under any such Company Contract other than in the ordinary course of business.
          (b) Except as disclosed in Section 4.9 (or any subsection thereof), or Section 4.11(b) of the Company Disclosure Schedule or disclosed in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged written or oral Non-Competition Agreement.
          Section 4.12 Insurance. The Company has made available to Parent prior to the date of this Agreement copies of all material insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies are maintained in full force and effect during the relevant policy periods and are consistent with past practice and all premiums due thereunder have been paid in accordance with payment terms set by the relevant insurance provider except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries have received written notice of cancellation of any such insurance policies except to the extent that such cancellation would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
          Section 4.13 Litigation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no Claim pending before any Governmental Entity or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or their respective assets or properties and (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding Order or Orders. As of the date hereof, there is no Claim pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, which seeks to, or would be reasonably expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued and, to the Company’s Knowledge, there are no facts in existence that would reasonably be expected to give rise to such a Claim against the Company or any of its Subsidiaries.
          Section 4.14 Compliance with Applicable Law.
          (a) (i) Each of the Company and its Subsidiaries holds all permits, licenses, certificates, franchises, variances, exemptions, Orders and approvals of all

Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties except as would not be material to the Company and its Subsidiaries taken as a whole (the “Company Permits”), (ii) each of the Company and its Subsidiaries are in compliance with the terms, in all material respects, of the Company Permits, (iii) the businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except where such violation would not be material to the Company and its Subsidiaries taken as a whole.
          (b) The Company is not an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.
          (c) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the National Association of Securities Dealers. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the Company’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
          Section 4.15 Taxes and Tax Returns.
          (a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file). All such Tax Returns (i) were prepared in the manner required by applicable Law and (ii) are true, correct, and complete in all material respects. No extension of time within which to file any material Tax Return, which has not been filed, has been requested or granted.
          (b) The Company has provided Parent, prior to the date hereof, true and complete copies of (i) all federal, state, local and foreign Tax Returns of or including the Company or any of its Subsidiaries or any predecessors thereto that are due on or before the date hereof and that remain subject to examination and/or adjustment by any Taxing authority, (ii) completed drafts, to the extent extant as of the date hereof, of all federal, state, local and foreign income and franchise Tax Returns of or including the Company or any of its Subsidiaries or any predecessors thereto not yet required to be filed and (iii) complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries. Since the date of the Company’s last financial statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than Taxes as to transactions entered into in the ordinary course of business.
          (c) All material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of Taxable Periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return, if required to be paid, have been timely paid; in the case of Taxes not yet due and payable, sufficient reserve for the payment of all such Taxes (without regard to deferred tax assets and deferred tax liabilities) is provided in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents as of the date of such consolidated financial statements.
          (d) Since January 1, 2000, no Tax deficiencies have been claimed, proposed or assessed against the Company or any of its Subsidiaries by any Taxing authority other than such as are not material, and neither the Company nor any of its Subsidiaries has received any written notice of, or otherwise has Knowledge of, any potential claim, proposal or assessment against the Company or any of its Subsidiaries for any such Tax deficiency. There are no pending or, to the Company’s Knowledge, threatened audits, investigations or claims for or relating to any liability of the Company or any of its Subsidiaries in respect of Taxes except for audits, investigations or claims that are not material, and there are no matters under discussion between the Company or any of its Subsidiaries, on the one hand, and any Taxing authority, on the other hand, with respect to Taxes. None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Code section 7121 (or any similar provision of state, local or foreign law) during the past five years.
          (e) The Company and each of its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all income and employment Taxes and other material Taxes required to have been withheld, collected and paid.
          (f) Since January 1, 2000, no claim or other communication has been received from any Taxing authority with respect to the Company or any of its

Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file Tax Returns to the effect that, or inquiring as to whether, the Company or such Subsidiary is or may be subject to taxation by that jurisdiction with the exception of certain claims and other communications received prior to 2002 all of which were resolved prior to April 30, 2004 without material impact on the Company or any Subsidiary.
          (g) There are no Liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, except for Liens for real and personal property Taxes not yet due and payable.
          (h) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method or otherwise.
          (i) Neither the Company nor any of its Subsidiaries is a party to any Contract, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for any material amount of Taxes.
          (j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying, or intended to qualify, for tax-free treatment under Code section 355 during the five-year period ending on the date of this Agreement.
          (k) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date of this Agreement.
          (l) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4T(b).
          Section 4.16 Environmental Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole:
          (a) The Company and each of its Subsidiaries is in compliance, with all Environmental Laws, which compliance includes the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under any Environmental Laws and compliance with the terms and conditions thereof.
          (b) There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.
          (c) To the Company’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Hazardous Substance, that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.
          Section 4.17 State Takeover Statutes. Prior to the date of this Agreement, the Board of Directors of the Company has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger or any of the transactions contemplated hereby . To the Company’s Knowledge, no other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state Laws in the United States apply to this Agreement or any of the transactions contemplated hereby.
          Section 4.18 Rights Agreement. The Company has taken all action necessary or appropriate under its Amended and Restated Rights Agreement, dated as of July 23, 1998, between the Company and BankBoston, N.A. (the “Rights Agreement”) to ensure that the execution of this Agreement and consummation of the transactions contemplated hereby, including the Merger, do not and will not result in the ability of any person to exercise any rights or enable or require such rights to separate from the shares of the Company’s capital stock to which they are attached or to be triggered or become exercisable.
          Section 4.19 Intellectual Property.
          (a) Section 4.19(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all (i) U.S. and non-U.S. issued registered trademarks and service marks, pending trademark or service mark applications, patents, pending patent applications, registered copyrights, and pending copyright applications that are owned by the Company or any of its Subsidiaries or are used or practiced in the conduct of the business of the Company as it is now being conducted (collectively, “Company Registered Intellectual Property”) and (ii) all material license agreements relating to the Company Registered Intellectual Property, any unregistered trademarks, service marks or copyrights owned by the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole (“Material Unregistered IP Rights”) or any material trade secrets and know how the use of which is material to the operations of the Company and its Subsidiaries (“IP Contracts”). Except as set forth on Section 4.19(a)(ii) of the Company Disclosure Schedule and except as would not reasonably be expected to have a Company Material Adverse Effect, the Company is the sole owner of, free and clear of any Liens, other than Permitted Liens, or possesses valid and enforceable licenses or other rights to use (without the payment of any royalty other than any royalty obligation that is set forth in the agreement under which any such license or other right to use is granted and which has been listed on Section 4.19(a)(i) of the Company Disclosure Schedule and disclosed to Parent), all Company Registered Intellectual Property and Material Unregistered IP Rights, all material trade secrets, know-how and other proprietary and intellectual property rights that are used in the conduct of the business of the Company as it is now being conducted

(collectively, the “Company Intellectual Property”), it being acknowledged that, without limiting the representations of the Company in Section 4.19(b), nothing in this Section 4.19(a) constitutes a representation and warranty with respect to non infringement of intellectual property rights of a third party.
          (b) Except for matters as to which an adverse consequence would not reasonably be expected to have a Company Material Adverse Effect, the Company has not (i) received written notice of a Claim to the effect that the Company has infringed or is infringing any intellectual property or other intellectual property right of any third party, nor is there any action, suit or proceeding pending of which the Company has received notice or, to the Company’s Knowledge, threatened against the Company claiming that the Company has infringed or misappropriated, or is infringing or misappropriating, any intellectual property of any third party, (ii) received written notice of a Claim that challenges or threatens to challenge the validity or enforceability of, or the rights of the Company in, any of the Company Registered Intellectual Property or Material Unregistered IP Rights, (iii) violated or infringed, or is in violation of or is infringing, any intellectual property rights of any other Person or (iv) given another Person any written notice of, nor does the Company have any Knowledge of, any present, impending or threatened infringement of any Company Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company, its Subsidiaries and its Affiliates have used commercially reasonable steps in accordance with normal industry practice to protect the Company Intellectual Property.
          (c) To the Company’s Knowledge and except as would not reasonably be expected to have a Company Material Adverse Effect, no act has been done or omitted to be done by the Company, or any licensee thereof, which reasonably would be expected to have the effect of impairing or dedicating to the public, or entitling any U.S. or non-U.S. governmental authority or any other Person to cancel, forfeit, modify or consider abandoned, any Company Registered Intellectual Property or any Material Unregistered IP Rights, or give any Person any material rights with respect thereto (other than pursuant to an agreement listed in Section 4.19(a)(i) of the Company Disclosure Schedule). To the Company’s Knowledge, the Company Registered Intellectual Property and Material Unregistered IP Rights are valid and enforceable, excluding any Company Registered Intellectual Property the invalidity or unenforceability of which would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.
          (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and to the Company’s Knowledge, (i) the Company IT Systems have been maintained in accordance with standards set by manufacturers to ensure proper operation, monitoring and use, and (ii) the Company IT Systems are in such condition as to be able to perform all information technology operations necessary for the conduct of the Company’s business as currently conducted.
          (e) The Company has taken commercially reasonable steps to provide for the back-up and recovery of the data and information critical to the conduct of the Company’s business as currently conducted (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Company’s business.
          (f) For purposes of this Section 4.19, “Company IT Systems” shall mean any and all information technology and computer systems (including computers, software, programs, databases, middleware, firmware and other embedded software, servers, workstations, routers, hubs, switches, data communications lines, hardware and other equipment and all other information technology equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, which technology and systems are used in the conduct of the Company’s business as currently conducted.
          Section 4.20 Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the holders of Company Shares and such opinion has not been withdrawn or revoked or otherwise modified in any material respect as of the date of this Agreement. The Company will deliver a copy of such written opinion to Parent upon its receipt thereof.
          Section 4.21 Board Approval. The Board of Directors of the Company, at a meeting duly called and held on September 18, 2005, by the unanimous vote of its members, (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and the holders of Company Shares and (ii) adopted resolutions (A) approving this Agreement, (B) declaring this Agreement and the Merger advisable and in the best interests of the Company and the holders of the Company Shares and (C) recommending to the holders of Company Shares that they vote in favor of adopting this Agreement in accordance with the terms hereof.
          Section 4.22 Voting Requirements. The affirmative vote of holders of a majority of the outstanding Company Shares at a meeting of the holders of Company Shares (the “Company Stockholder Meeting”) or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions provided for herein.
          Section 4.23 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by the Company (as reflected in the agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.
          Section 4.24 Proxy Statement. The Proxy Statement (and any amendment thereof and supplement thereto) at the time filed with the SEC, at the date first mailed to the shareholders of the Company and at the time of the Company Stockholders Meeting will not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Stockholders Meeting, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly notify Parent in writing. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement or any such other document filed with the SEC in connection with the transactions provided for herein.
          Section 4.25 Real Estate.
          (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets owned by the Company or one of its Subsidiaries or acquired after the date hereof that are necessary to the operation of the Company’s business on a consolidated basis in the ordinary course consistent with past practice (except for properties sold or otherwise disposed of since the date thereof in accordance with the provisions of Section 6.1 hereof), free and clear of all Liens, except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, Liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) mortgages, deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company (such liens, imperfections and irregularities in clauses (A),(B) and (C), “Permitted Liens”), and (ii) has valuable and enforceable leasehold interests (including those leasehold interests acquired after the date thereof) that are necessary to the operation of the Company’s business on a consolidated basis in the ordinary course consistent with past practice each of which is identified by address in Section 4.25 of the Company Disclosure Schedule (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in accordance with the provisions of Section 6.1 hereof), (the “Leased Premises”) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.
          (b) To the Company’s Knowledge, the Leasehold Premises are in good condition and repair and are free from any defects, including physical, structural, mechanical, construction or electrical defects or defects in the utility systems, except in each case as would not be material to the Company and its Subsidiaries taken as a whole.

          Section 4.26 Franchise.
          (a) The Company has delivered to Parent a true and complete copy of the current uniform franchise offering circular and other disclosure statements of the Company or of any of its Subsidiaries in connection with its sale of Franchises to Franchisees. As of their respective dates, such documents complied in all material respects with the requirements of the Federal Trade Commission Act of 1914, as amended, to the extent applicable, and to applicable Laws; and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) To the Company’s Knowledge, there is no action pending or threatened against the Company or any of its Subsidiaries in connection with the Franchises that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or reasonably be expected to be material to Big O Tires, Inc. and its Subsidiaries taken as a whole.
          (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, there currently exist no material escrow or impound conditions or requirements imposed upon the Company or any of its Subsidiaries with respect to the sale of Franchises in any jurisdiction. There is no pending, unresolved written or, to the Company’s Knowledge, verbal claim or assertion by any Franchisee of any violation by any of the Company or its Subsidiaries of any applicable Laws and none of the Company or its Subsidiaries has received written or, to the Company’s Knowledge, verbal notice from any Governmental Entity or third party alleging any such violation that, individually or in the aggregate, would be material to Big O Tires, Inc. and its Subsidiaries taken as a whole.
          Section 4.27 Customers, Distributors and Suppliers. From June 30, 2005 until the date of this Agreement, no material customer, distributor or supplier of the business operated by the Company and its Subsidiaries has terminated or materially reduced or altered its business relationship with the business operated by the Company and its Subsidiaries or materially changed the terms on which it does business with the business operated by the Company and its Subsidiaries.
          Section 4.28 Product Liability. To the Knowledge of Company, neither the Company nor any of its Subsidiaries has any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries that would be material to the Company and its Subsidiaries as a whole.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
          Section 5.1 Organization.
          (a) Each of Parent and Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified and licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed has not had, and would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub have made available to the Company complete and correct copies of the certificates of incorporation and by-laws of Parent and Merger Sub, each as currently in effect. Neither Parent nor Merger Sub is in default in the performance, observance or fulfillment of any provision of its certificate of incorporation or its by-laws, as in effect on the date of this Agreement.
          (b) All of the issued and outstanding shares of Merger Sub are owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities, conducted any operations or incurred any liabilities other than in connection with the Merger. All of the issued and outstanding shares of Merger Sub have been duly authorized and are validly issued and are fully paid and nonassessable.
          Section 5.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub, as the case may be, and, assuming due execution by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          Section 5.3 Consents and Approvals; No Violations.
          (a) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) the filings required under the HSR Act and filings required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters and (iii) as required to comply with any applicable requirements of the Securities Act, the Exchange Act and state securities and “blue sky” laws.
          (b) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any breach of, any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of its properties or assets may be bound or (iii) violate any Order or Law applicable to Parent or Merger Sub or any of their properties or assets except, in the case of clause (ii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that has not has and would not be reasonably expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.
          Section 5.4 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than Tri-Artisan Partners LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
          Section 5.5 Information Supplied. None of the information supplied or to be supplied by Parent or any of its Affiliates, directors, officers, employees, agents or representatives for inclusion or incorporation by reference in, and which is included or incorporated by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, at the time of mailing of the Proxy Statement (or any amendment thereof or supplement thereto) to the holders of Company Shares, or as of the time of the Company Stockholder Meeting or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, or its officers or directors, should be discovered by Parent which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement or such other document filed with the SEC in connection with the transactions provided for herein, Parent shall promptly notify the

Company in writing. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any such other document filed with the SEC in connection with the transactions provided for herein.
          Section 5.6 Ownership of Company Shares. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.
          Section 5.7 Board Approval. On or prior to the date of this Agreement, the Board of Directors of Parent has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and the stockholders of Parent and (ii) adopted resolutions (A) approving this Agreement and (B) declaring this Agreement and the Merger advisable and in the best interests of Parent and the stockholders of Parent. This Agreement has been adopted by the unanimous vote of the stockholders of Merger Sub and no other vote or action on the part of the stockholders of Merger Sub is necessary in connection with this Agreement, the Merger or other transactions provided for herein.
          Section 5.8 Litigation. There are no outstanding Orders of any Governmental Entities against Parent or Merger Sub and no Claims are pending or, to the Knowledge of either Parent or Merger Sub, threatened against Parent or Merger Sub, in such case that, individually or in the aggregate, would reasonably be expected to prevent Parent or Merger Sub from performing its obligations under this Agreement.
          Section 5.9 Financing. Parent currently has and will have at the Effective Time, sufficient funds, whether from borrowings or funds on-hand, to consummate the transactions contemplated hereby, including any amounts required under Article III.
ARTICLE VI
COVENANTS
          Section 6.1 Covenants of the Company. Except as (i) set forth in Section 6.1 of the Company Disclosure Schedule, (ii) expressly required by this Agreement, (iii) expressly required by applicable Law or (iv) agreed in writing by Parent, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course in a manner consistent with that heretofore conducted and (B) use all reasonable efforts to preserve intact its business organizations and to keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, lessors, business partners, distributors, licensees, wholesalers, Franchisees and others having business dealings with the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as (i) set forth in Section 6.1 of the Company Disclosure Schedule, (ii)

expressly required by this Agreement, (iii) expressly required by applicable Law or (iv) agreed in writing by Parent, from the date hereof until the Effective Time:
          (a) Dividends; Changes in Stock. The Company shall not, and shall cause its Subsidiaries not to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.
          (b) Issuance of Securities. The Company shall not, and shall cause its Subsidiaries not to, issue, deliver, sell, pledge or encumber or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than (i) Company Options issuable pursuant to reloads under existing Company Option grants outstanding as of the date hereof and (ii) shares reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof or issuable pursuant to the foregoing clause (i)).
          (c) Governing Documents. Except to the extent required to comply with its obligations hereunder, the Company shall not, and shall cause each of its Subsidiaries not to, amend or propose to amend its certificate of incorporation or by-laws or similar organizational or governance documents.
          (d) No Acquisitions. The Company shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding (i) the acquisition of inventory and other assets used in the ordinary course of business and (ii) the acquisition of assets that, in the aggregate, have a purchase price of less than five million dollars ($5,000,000)).
          (e) No Dispositions. The Company shall not, and shall cause its Subsidiaries not to, sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, or agree to sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company) excluding the disposition of assets that are permitted at the time of such disposition under the provisions of Sections 6.12(a), (b), (c) and (e) of the Existing Credit Agreement.
          (f) Investments; Indebtedness. Except to the extent permitted under Sections 6.01(c), (e), (g), (h), (i) and Sections 6.04 (d), (e) and (h) of the Existing Credit Agreement, the Company shall not, and shall cause its Subsidiaries not to, (i) make any loans, advances (other than business expenses incurred in the ordinary course of business) or capital contributions to, or investments in, any other Person, other than loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company or any Franchisee in the ordinary course of business, (ii) incur or modify any indebtedness for borrowed money (excluding Revolving Loans (as the term is defined in the Existing Credit Agreement) incurred under the Existing Credit Agreement in a manner and magnitude consistent with past practice) other than business expenses incurred in the ordinary course of business, (iii) incur or assume any other material indebtedness other than business expenses incurred in the ordinary course of business, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Debt Securities, indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of one of its wholly owned Subsidiaries or a guaranty by one wholly owned Subsidiary of the Company of another wholly owned Subsidiary of the Company) other than business expenses incurred in the ordinary course of business, (v) issue or sell any Debt Securities or warrants or other rights to acquire any Debt Securities of the Company or any of its Subsidiaries, (vi) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or (vii) enter into any arrangement having the economic effect of any of the foregoing.
          (g) Accounting Matters. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, the Company shall not change in its methods of accounting in effect at December 31, 2004, other than as required by changes in GAAP (as required by the Company’s independent public accountants) or as may be required by a change in applicable Law.
          (h) Capital Expenditures. The Company shall not, and shall cause its Subsidiaries not to, incur, make or commit to any new capital expenditure or expenditures, or enter into any agreement(s) or arrangement(s) providing for payments for capital expenditures, except for capital expenditures not to exceed twelve million dollars ($12,000,000) individually or in the aggregate.
          (i) Certain Actions. Except as expressly required under the terms of this Agreement, the Company and its Subsidiaries shall not take any action that, or omit to take any action where such omission, would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement, or would reasonably be expected to result in a Company Material Adverse Effect or otherwise conflict with this Agreement.
          (j) Discharge of Liabilities. The Company shall not, and shall cause its Subsidiaries not to pay, discharge, settle or satisfy any Claims other than Claims that require payment by the Company or its Subsidiaries of an amount equal to or less than one million dollars ($1,000,000) or which would not limit or adversely affect the ongoing operation of the business in the ordinary course in a material manner; provided that the Company shall not pay, discharge, settle or satisfy any claims, liabilities or obligations with respect to claims or actions challenging the acquisition by Parent or Merger Sub of any Company Shares, seeking to restrain or prohibit the consummation of the Merger.

          (k) Material Contracts. Except as otherwise set forth in this Agreement, the Company shall not, and shall cause its Subsidiaries not to, (i)(A) amend, in any material respects, or terminate, cancel, extend, or request any material change in, or agree to any material change in, or (B) waive, release or assign any material right or claim under, any Company Contract or (ii) enter into any new Company Contract.
          (l) Benefits Changes. Except to the extent required by Law or any agreement disclosed on Section 4.9 of the Company Disclosure Schedule in effect as of the date hereof, or as consistent with past practice the Company shall not, and shall cause its Subsidiaries not to, (i) increase the compensation or benefits of, or make any loans to, any director, officer, any other employee, consultant or other service provider, (ii) adopt any new employee benefit plan or any material amendment to an existing Benefit Plan other than as required by applicable Law (including any amendment to comply with Section 409A of the Code), (iii) enter into or amend any agreement with any director or executive officer, except any amendment to comply with Section 409A of the Code, (iv) enter into or amend any material consulting agreement with any consultant or other service provider, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except pursuant to the terms of any agreement existing on the date of this Agreement, (vi) enter into or amend any employment, severance, retention, termination, change of control or similar agreement or arrangement with any director, officer, employee, consultant or other service provider of the Company or any of its Subsidiaries, except any amendment to comply with Section 409A of the Code, (vii) grant any stock option or other equity or incentive awards to any director, officer, employee, consultant or other service provider or (viii) make any loans to any of its officers, directors, employees, Affiliates, consultants or other service provider or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, other than advances to employees in the ordinary course of business.
          (m) Tax Matters.
          (i) The Company shall file, and shall cause each of its Subsidiaries to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries on or prior to the Closing Date, and shall timely pay or remit (or cause to be paid or remitted) any and all Taxes due in respect of such Tax Returns. All such Tax Returns shall be true, correct and complete in all material respects and shall be prepared and filed in a manner consistent with past practice, except as otherwise required by applicable Law.
          (ii) The Company shall not, and shall not permit any of its Subsidiaries to, amend any Tax Return; make any election relating to Taxes; change any election relating to Taxes already made; change any accounting method relating to Taxes, except for a change in the Company’s method of accounting for inventory from LIFO to FIFO; other than as to any item as to which no accounting method previously had been adopted, adopt any accounting method relating to Taxes; enter into any closing agreement relating to Taxes; accept or settle any claim or assessment relating to Taxes the liability for which exceeds $250,000 individually or in the aggregate; or, without consultation with Parent, consent to any extension of the period of limitations on assessment of any Tax.
          (iii) Promptly following the execution of this Agreement, the Company shall make available to Parent all items identified in Section 4.15(b) of the Company Disclosure Schedule as not having been provided to Parent prior to the date hereof and any other items referred to in Section 4.15(b) hereof not provided prior to the date hereof.
          (iv) The Company shall make available to Parent, promptly upon the same becoming available, completed drafts (and final versions) of all federal, state, local and foreign income and franchise Tax Returns, and final versions of all other Tax Returns, of or including the Company or any of its Subsidiaries or any predecessors thereto, not due on or before the date hereof but due on or before the Closing Date.
          (n) Transactions with Affiliates. The Company shall not, and shall cause it Subsidiaries not to, enter into any transaction with any of its Affiliates (other than transactions in the ordinary course and consistent with past practice).
          (o) Liquidation, Dissolutions and Mergers. The Company shall not, and shall cause its Subsidiaries not to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger).
          (p) General. The Company shall not, and shall cause its Subsidiaries not to, authorize any of, or announce an intention, commit or agree to take any of, the foregoing actions or any action which would result or would reasonably be expected to result in a breach of, any representation or warranty of the Company contained in this Agreement as of the date when made or as of any future date.
          Section 6.2 No Solicitation.
          (a) The Company shall, and shall cause its Affiliates, Subsidiaries, and its and each of their respective officers, directors, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be immediately terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal. The Company shall not, and shall cause its Affiliates, Subsidiaries and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, encourage or take any other action to facilitate (including by way of furnishing or disclosing information) any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) which requires, or is intended to or which could reasonably be expected to result in, the abandonment, termination or the failure to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to any Takeover Proposal or (iv) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal received after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal was not, directly or indirectly, the result of a breach of this Section 6.2 or the Confidentiality Agreement, the Company may, if its Board of Directors determines in good faith (after consulting with a financial advisor of nationally recognized reputation and outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 6.2(b), (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.
          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of, this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in and as permitted by Section 6.2(a)) (an “Acquisition Agreement”) or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may make a Company Adverse Recommendation Change in response to a

Superior Proposal if such Board of Directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Section 6.2, (ii) no such Company Adverse Recommendation Change shall be made until after the fifth (5th) Business Day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five (5) Business Day period) and representing that the Company has complied with this Section 6.2, (iii) during such five (5) Business Day period, the Company shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation Change and (iv) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such five (5) Business Day period, Parent makes a proposal to adjust the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 8.4(a) hereof.
          (c) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, promptly on the date of receipt thereof, the Company shall advise Parent orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations (including the identity of the Person making such Takeover Proposal) and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Parent fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.
          (d) Nothing contained in this Section 6.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), such disclosure would be required under applicable Law; provided, however, that in no event shall the Company or its Board of

Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.2(b).
          Section 6.3 Company Stockholder Meeting; Preparation of Proxy Statement.
          (a) The Company shall, as promptly as practicable following the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting; provided that the Proxy Statement shall be mailed to Company Stockholders no later than ten (10) Business Days after the SEC has indicated that it has no further comments to the Proxy Statement. Subject to Section 6.2(b) and 6.2(d), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.3(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.
          (b) As promptly as practicable after the execution of this Agreement, but in no event later than twenty (20) days after the date hereof, the Company and Parent shall prepare and the Company shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with the preparation of the Proxy Statement. No amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent with a reasonable opportunity to review and comment on any such document.
          (c) The Company shall notify Parent promptly after receipt by the Company of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Proxy Statement. The Company shall supply Parent with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Proxy Statement. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or Affiliates which should be described in an amendment or supplement to the Proxy Statement, the Company shall inform Parent promptly after becoming aware of such event. Whenever the Company learns of the occurrence of any event which should be described in an amendment of, or supplement to, the Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable Law, disseminated to the persons and in the manner required. The Company shall timely mail the Proxy Statement to its stockholders.

          Section 6.4 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, any of its financing sources and their respective officers, employees, accountants, counsel, agents and other Representatives reasonable access during normal business hours to all of the properties, personnel, books and records of the Company and its Subsidiaries (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes), and shall furnish promptly all information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request; provided that such access shall only be provided to the extent that such access would not violate applicable Laws. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement.
          Section 6.5 Reasonable Efforts.
          (a) Each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any third party or Governmental Entity, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as reasonably practicable, any form or report required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters) and (ii) using reasonable efforts to cause the satisfaction of all conditions to Closing. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall promptly consult with each other with respect to, provide any necessary information with respect to and provide each other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.5 shall require or be construed to require Parent to (x) offer or agree to enter into any agreements, including agreements to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Parent’s businesses or assets or any portion of the businesses or assets of any of its Subsidiaries (or any of its Affiliates) or any portion of the businesses or assets of the Company or any of its Subsidiaries, or (y) agree to conduct its, its Subsidiaries’ or any of their Affiliates’ business in a specified manner or (z) provide any compensation, benefits or other consideration to Company employees except as set forth in Section 3.4.
          (b) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with each other party, an appropriate response in compliance with such request. Nothing herein shall require any party to waive any substantial rights or agree to any substantial limitation on its (or the Surviving Corporation’s) operations or to dispose of any assets.
          Section 6.6 State Takeover Statutes. Parent, the Company and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transaction contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.
          Section 6.7 Indemnification.
          (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless, (i) to the fullest extent permitted under applicable Law and (ii) without limiting the obligations under clause (i), as required pursuant to any indemnity agreements of the Company (the “Company Indemnity Agreements”) (and Parent and the Surviving Corporation shall also advance all reasonable expenses, including attorneys’ fees and expenses as incurred; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), and the Surviving Corporation shall cooperate in the defense of any such matter, and such obligation shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any claim or claims shall continue until final disposition of any and all such claims.
          (b) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to the coverage and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that Parent may, at its option, cause the Surviving Corporation to (i) substitute therefor policies of the Surviving Corporation containing terms with respect to coverage and amount no less favorable to such directors and officers or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time), provided further, however, that in satisfying its obligations under this Section 6.7(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 275% of the amount paid by the Company for coverage for its last full fiscal year, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such annual 275% amount.
          (c) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or acquiror of such properties and assets) shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.7.
          (d) The rights of each Indemnified Party under this Section 6.7 shall be in addition to any right such Person might have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.
          Section 6.8 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to this Agreement, the Merger and/or the transactions contemplated hereby and thereby and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent’s advice with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent. In addition, the Company shall not cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger; provided that the actions permitted to be taken under Section 6.2 hereof shall not constitute a violation of this sentence of Section 6.8 if such action were taken in compliance with all of the terms and conditions of Section 6.2 hereof.

          Section 6.9 Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (ii) any Company Material Adverse Effect or the occurrence of any event or events which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (iii) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) untrue in any material respect; provided, however, that the delivery of notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to Parent.
          Section 6.10 Tax Covenants. Immediately prior to the Closing, the Company shall furnish to Parent a certification in accordance with Treasury Regulation Section 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a United States real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the previous five years.
          Section 6.11 Rights Agreement. The Board of Directors of the Company shall take all action to the extent necessary in order to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of the Company shall not, without the prior written consent of Parent, (i) amend or waive any provision of the Rights Agreement or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the Rights, in each case in order to facilitate any Takeover Proposal with respect to the Company.
          Section 6.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Company Shares (including derivative securities with respect to such Company Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          Section 6.13 Employees.
          (a) For a period of one (1) year following the Effective Time, Parent and the Surviving Corporation shall provide employees of the Surviving Corporation and its Subsidiaries who were employees of the Company and its Subsidiaries immediately prior to the Effective Time (the “Company Employees”) with the same base salary and benefits (other than equity compensation) pursuant to employee benefit plans, programs, policies and arrangements that are comparable in the aggregate to the benefits provided to Company Employees immediately prior to the Closing. Where applicable, each

Company Employee shall receive full credit for service with the Company and its Subsidiaries (including predecessor companies) for purposes of determining eligibility to participate and vesting (but not benefit accrual except with respect to severance benefits) under each employee benefit plan, program, policy or arrangement to be provided by Parent or the Surviving Corporation to such Company Employees to the same extent such service was recognized under the applicable Benefit Plan immediately prior to the Effective Time, except where such crediting would result in duplicate benefits. If applicable, Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any benefit plans provided by Parent or the Surviving Corporation to be waived with respect to such Company Employees and their eligible dependents, and shall cause such benefit plans to credit any co-payments, deductibles and similar amounts paid by such Company Employees and their eligible dependents under the corresponding Benefit Plans with respect to the plan year in which the Effective Time occurs.
          (b) From and after the Effective Time, Parent or the Surviving Corporation, as applicable, will, and Parent will cause the Company or the Surviving Corporation, as applicable, to, honor, in accordance with their terms, all individual employment, severance and change of control agreements between the Company or any Subsidiary and any Company Employee including, without limitation, bonuses, incentives or deferred compensation in existence on the date hereof.
          (c) Nothing in this Agreement shall require the continued employment of any person, and no provision of this Agreement shall prevent Parent or Surviving Corporation from amending or terminating any Benefit Plan (except to the extent limited by Sections 6.13(a) and (b) hereof).
          Section 6.14 Outstanding Notes and Credit Agreement.
          (a) Upon the request of Parent, the Company shall advise JPMorgan Chase Bank, NA and the holders of all of the Company’s 9.81% Series C Variable Rate Senior Notes due 2008 outstanding and all of the Company’s 7.25% Series D Variable Rate Senior Secured Notes due 2009 outstanding (collectively, the “Notes”) of Parent’s intent on the Closing Date to cause (i) prepayment of the Notes and the termination of the Second Amended and Restated Note Agreement dated as of April 1, 2003 (as amended) and the Note Purchase Agreement dated as of April 1, 2003 (as amended) (collectively, the “Note Agreements”) and (ii) termination of, and prepayment of all amounts outstanding under, the Existing Credit Agreement. The Company shall use commercially reasonable efforts (without the making of any payments or concessions) to assist Parent with preparations for such prepayments and termination, including requesting drafts of customary payoff letters, waivers and lien releases.
          (b) Upon the request of the Parent, the Company shall give to each relevant holder of Notes a control event notice and a change of control notice, each as contemplated by and in accordance with Section 4.7 of each of the Note Agreements pursuant to the terms thereof.

          (c) Notwithstanding anything herein to the contrary, the Company shall not be obligated to give any irrevocable notice of optional prepayment contemplated by Section 4.3 of each of the Note Agreements, Section 2.08 of the Existing Credit Agreement or otherwise.
ARTICLE VII
CONDITIONS
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction of the following conditions (unless waived in accordance with the provisions of Section 8.5 hereof):
          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
          (b) HSR Act, Governmental Consents and Approvals. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (c) No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.
          Section 7.2 Conditions to Parent and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Parent:
          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except for those representations and warranties which address matters only as of a particular date which shall have been true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.
          (b) Performance. The Company shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

          (c) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2(a) and 7.2(b).
          (d) Material Adverse Effect. There shall not have occurred any event or events that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 7.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by the Company:
          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Parent Material Adverse Effect) in all material respects as of the date of this Agreement and at and as of the Closing Date, as if made as of such time (except for those representations and warranties which address matters only as of a particular date which shall have been true and correct as of such date).
          (b) Performance. Parent and Merger Sub shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.
          (c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent and Merger Sub to the effect set forth in Sections 7.3(a) and 7.3(b).
          Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable efforts to consummate the transactions contemplated by this Agreement.
ARTICLE VIII
TERMINATION AND AMENDMENT
          Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
(a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company:

          (i) if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon (if, in the case of the Company, it has not violated either of Sections 6.2 or 6.3);
          (ii) if the Merger shall not have been consummated by March 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or
          (iii) if there shall be (x) any Law or (y) an Order, decree or ruling issued or any other action taken by a Governmental Entity or court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such Order, decree, ruling or other action shall have become final and non-appealable.
          (c) by the Company:
          (i) if Parent or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Parent or Merger Sub within twenty (20) Business Days after Parent or Merger Sub receives written notice of such breach from the Company; or
          (ii) if prior to obtaining the Company Stockholder Approval, (A) the Company’s Board of Directors has received a Superior Proposal, (B) the Company’s Board of Directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such action is required to comply with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Law, (C) the Company has complied with Sections 6.2, 6.3 and 6.4 and (D) at the time of such termination, Parent has received the fee set forth in Section 8.4; provided that the Company’s Board of Directors shall only be able to terminate this Agreement pursuant to this clause (ii) after five (5) Business Days following Parent’s receipt of written notice advising Parent that the Company’s Board of Directors is prepared to do so, and only if, during such five (5) Business Day period, the Company and its advisors will have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated herein on such adjusted terms.

          (d) by Parent:
          (i) if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement (including the covenants and agreements contained in Section 6.2 or 6.3(a)) to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Parent or Merger Sub; or
          (ii) if, prior to obtaining the Company Stockholder Approval, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby, (C) the Board of Directors of the Company fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten (10) days after Parent requests in writing that such recommendation or determination be reaffirmed, (D) a tender or exchange offer relating to any Company Shares will have been commenced and the Company will not have sent to its security holders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer or (E) a Takeover Proposal is publicly announced, and the Company fails to issue, within ten (10) days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Board of Directors of the Company that its stockholders vote in favor of the Merger and the transactions contemplated hereby.
          Section 8.2 Effect of Termination. Except as otherwise set forth in this Agreement, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any material breach of this Agreement; and provided further that the provisions of this Section 8.2, Section 8.3 (Fees and Expenses), Section 8.4 (Termination Fee) and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
          Section 8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement and subject to Section 8.4(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement (including any SEC filing fees) and (ii) the filing of premerger notification and report forms under the HSR Act (including filing fees).
          Section 8.4 Termination Fee.
          (a) If this Agreement shall be terminated pursuant to:
          (i) Section 8.1(b)(i), 8.1(b)(ii), 8.1(d)(i) or 8.1(d)(ii)(B) through (E) and (x) at any time after the date hereof and before such termination a Takeover Proposal shall have been publicly announced or otherwise communicated to the Company’s Board of Directors and (y) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Takeover Proposal or any such transaction involving a Takeover Proposal is consummated; or
          (ii) Section 8.1(c)(ii) or 8.1(d)(ii)(A) hereof,
then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 8.4(a), upon the earlier to occur of the execution of such definitive agreement and such consummation, (2) in the case of termination pursuant to Section 8.1(d)(ii)(A), not later than the close of business on the Business Day following such termination or (3) in the case of termination pursuant to Section 8.1(c)(ii), on the date of termination, pay Parent a non-refundable fee in an amount equal to twenty nine million dollars ($29,000,000) (the “Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing to the Company by Parent. For purposes of this paragraph (a), “Takeover Proposal” shall have the meaning assigned to such term in Article I, except that all references to “10%” shall be changed to “50%”.
          (b) If this Agreement is terminated pursuant to Section 8.1(d)(i), the Company shall reimburse Parent for all its fees and expenses (including attorney’s fees) incurred in connection herewith and the transactions contemplated hereby (the “Company Expense Reimbursement Amount”) up to a maximum amount of five million dollars ($5,000,000), which reimbursement shall be made in cash not later than the close of business on the fifth (5th) Business Day following the later of (i) such termination and (ii) Parent’s delivery to the Company of reasonable back-up documentation related to such fees and expenses. If, following receipt by Parent of a Company Expense Reimbursement Amount, the Termination Fee becomes payable pursuant to Section 8.4(a)(i), the Company shall pay Parent an amount equal to the Termination Fee less the Company Expense Reimbursement Amount actually paid by the Company to Parent.
          (c) The parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement where a Termination Fee or the Company Expense Reimbursement Amount is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 8.4(a) and (b) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or the Company Expense Reimbursement Amount, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for the Termination Fee or the Company Expense Reimbursement Amount, the Company shall pay to Parent its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the Termination Fee at a rate equal to the prime rate announced from time to time by JP Morgan Chase Bank plus 3% per annum.
          Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may by action taken by its Board of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
ARTICLE IX
MISCELLANEOUS
          Section 9.1 Survival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. All covenants shall survive in accordance with their terms. This Article IX, the agreements of Parent, Merger Sub and the Company in Section 6.7 (Indemnification) and Section 8.3 (Fees and Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.
          Section 9.2 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one (1) Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:
          (a) if to Parent or Merger Sub, to
Sumitomo Corporation of America
600 Third Avenue
New York, New York 10016
Attention: William Fornshell, Esq., Senior Corporate Counsel
Telecopy: (212) 207-0823

          with a copy to:
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Michael J. Aiello, Esq.
Telecopy: (212) 259-6333
          (b) if to the Company, to
TBC Corporation
7111 Fairway Drive, Suite 201
Palm Beach Gardens
Florida 33418
Attention: Lawrence C. Day, President and Chief Executive Officer
Telecopy: (561) 775-4993
          with a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: Dennis J. Friedman, Esq.
Telecopy: (212) 351-4035
or to such other address or addresses as any such party may from time to time designate as to itself by like notice.
          Section 9.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “ordinary course of business” (or similar terms) are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice.” In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. If the end date for any time period or deadline set in this Agreement shall fall on a weekend or legal holiday, then such end date or deadline shall be deemed to fall on the next Business Day following such weekend or holiday. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.
          Section 9.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
          Section 9.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and representations by or among the parties with respect to this Agreement, written or oral, with respect to the subject matter of this Agreement.
          Section 9.6 Third-Party Beneficiaries. Except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.
          Section 9.7 Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect thereof shall be brought and determined in any federal court located in the State of Delaware or any Delaware state court. Each of the parties hereto hereby (a) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby and waives the defense of sovereign immunity, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or otherwise, (c) expressly waives any defense that such action is brought in an inconvenient forum and (d) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Delaware state court or federal court sitting in the State of Delaware. Each of the parties hereby waives trial by jury in any action to which they are parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement and the transactions contemplated hereby and thereby. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions provided for herein shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.
          Section 9.8 Publicity. None of the parties hereto shall (and each of the parties shall cause its Affiliates and Representatives not to) issue any press release or make any public announcement concerning this Agreement or the transactions provided for herein without consulting with the other party, except as may be required by applicable Law or the applicable regulations of any relevant stock exchange or national quotation system (in which case, prior notification of such release or announcement will be given by the issuing party to the other party, and, to the extent reasonably practicable, the issuing party will consult with the other party prior to such issuance). The parties agree that the initial press release or releases to be issues with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.
          Section 9.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
          Section 9.10 Specific Performance. The parties hereto agree that the transactions contemplated by this Agreement are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to a decree of specific performance.
          Section 9.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Applicable Laws, and if the rights or obligations under this Agreement of the Company on the one hand and Parent and Merger Sub on the other hand will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          Section 9.12 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval, but after any such Company Stockholder Approval, no amendment shall be made which by law requires the further approval of the holders of the outstanding Company Shares without obtaining such further approval. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          Section 9.13 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and will not operate or be construed as a waiver of any prior or subsequent breach, whether of a similar or dissimilar nature.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SUMITOMO CORPORATION OF AMERICA

By:	/s/ Susumu Kato

	Name:	Susumu Kato
	Title:	President & Chief Executive Officer

TRACTION ACQUISITION CORP.

By:	/s/ Hirohiko Imura

	Name:	Hirohiko Imura
	Title:	President

TBC CORPORATION

By:	/s/ Lawrence C. Day

	Name:	Lawrence C. Day
	Title:	President & Chief Executive Officer